Exhibit 99.3


What is the percentage of silent second lien loans in the portfolio? 0.93%

What is the WA CLTV (including the second silent liens)? 12.73%

What is the WA DTI? 39.30%

Could you send us the cum loss assumptions used by the agencies in this transaction? The "B"/"B2" Rating loss assumption provided by S&P/Moodys is 2.74%/4.50%. We will forward you the Fitch loss level shortly.